Exhibit 10.29

February 24, 2010

Tracy Daw

c/o RealNetworks, Inc.

2601 Elliott Avenue, Suite 1000

Seattle, WA 98121

Dear Tracy:

As you are aware, RealNetworks is going through a transition period. Your continued dedication and commitment to RealNetworks will be instrumental in successfully navigating this transition period.

We understand that a change of this nature can create uncertainty. Thus, we want to express our gratitude for your past service and our commitment to you as a continuing member of RealNetworks by providing you with (I) additional compensation, as detailed below; and (2) the payment of a cash retention bonus (the “Retention Payment”), as detailed below.

On February 1, 2011, you will be eligible to receive a Retention Payment of up to a maximum of one hundred percent (100%) of your annual base salary, of which fifty percent (50%) is guaranteed and fifty percent (50%) is discretionary, subject to your continued employment through the payment date and applicable tax withholdings. For this purpose, you annual base salary will be the amount in effect on the date of payment or, if payment is as a result of your resignation for “Good Reason” under clause (2) of the definition below, the amount of your salary in effect immediately prior to such reduction in annual base salary. The exact amount of the discretionary portion of our Retention Payment will be determined at the time of payment by the Compensation Committee of the Board of Directors of RealNetworks (the “Compensation Committee”) in its sole discretion.

If RealNetworks terminates your employment without Cause or you resign for Good Reason, you will receive the sum of the remaining unpaid amount of (x) the guaranteed portion of your future Retention Payment, if any, and (y) the discretionary portion of your future Retention Payment in an amount determined in the sole discretion of the Compensation Committee, which may be zero, within thirty (30) days of your termination of employment, less applicable tax withholding. For purposes of this letter, “Cause” and “Good Reason” are defined as follows:

“Cause” means conduct involving one or more of the following: (1) your conviction of, or plea of nolo contendere to, a felony involving moral turpitude (including under federal securities laws), resulting in material harm to the Company; (2) your substantial and continuing failure after written notice thereof to render services to the Company in accordance with the terms or requirements of your employment for reasons other than illness or incapacity; (3) your willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty involving the Company or any of its subsidiaries, resulting in any case in material harm to the Company; or (4) your violation of any confidentiality or non-competition agreements with the Company or its subsidiaries, resulting in material harm to the Company.

“Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without your written consent:

(1)	a material reduction in your duties, authorities or responsibilities relative to your duties, authorities or responsibilities as in effect immediately prior to such reduction (including, for example, but not by way of limitation, a material reduction due to (a) the Company ceasing to be a publicly held company; or (b) the Company becoming a part of a larger entity unless you receive substantially the same level of duties, authorities and responsibilities with respect to the total combined entity and not only with respect to the Company as a division, subsidiary or other business unit of the total combined entity);

(2)	a material reduction in your annual base compensation as in effect immediately prior to such reduction (provided that a reduction of ten percent (10%) or less will not constitute a material reduction under this clause (2));

(3)	a material reduction in your annual target bonus opportunity as in effect immediately prior to such reduction (provided that a reduction of ten percent (10%) or less will not constitute a material reduction under this clause (3)); and

(4)	a material change in the geographic location at which you must perform services; provided, however, that any requirement of the Company that you be based anywhere within fifty (50) miles from your primary office location or within fifty (50) miles from your principal residence will not constitute a material change under this clause (4).

You will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that you believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

In the event of your death or permanent disability, you or your heirs will be entitled to receive a prorated Retention Payment within thirty (30) days of your death or permanent disability. The maximum amount of such prorated Retention Payment will be based on the number of days between February 1, 2010, and the date of your death or permanent disability relative to three hundred and sixty-five (365) days, payment of fifty percent (50%) of which remains subject to the discretion of the Compensation Committee.

In the event of any mutually agreed (1) change in your employment status to part-time for a continuous period lasting greater than three (3) months; or (2) your leave of absence for a continuous period lasting greater than three (3) months, the amount of the Retention Payment may be adjusted, in the Compensation Committee’s sole discretion, to reflect appropriately the change in status (for example, by altering the payment schedule, prorating the payments, tolling the payment schedule or such other method determined by the Company).

The Company intends that the Retention Payments comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Specifically, the Retention Payment will be exempt from the requirements of Section 409 A because all such payments will be made within the applicable short-term deferral period, in accordance with the requirements of Section 1.409A-1(b)(4) of the Treasury Regulations. Each Retention Payment is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

Although we intend the Retention Payment and the other benefits described in this letter as an incentive for your continued employment with RealNetworks, your employment remains at-will. RealNetworks or you may terminate your employment at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

We are excited that we are able to provide you with the benefits described in this letter. We appreciate your dedication and your past efforts and we look forward to your ongoing contributions to the future success of RealNetworks.

Sincerely,

/s/ Robert Kimball

Robert Kimball
President and Acting Chief Executive Officer

ACCEPTED and AGREED:

/s/ Tracy D. Daw	Date: February 24, 2010
Tracy Daw